EXHIBIT 99.1


PRESS RELEASE                                SOURCE: CIRCLE GROUP HOLDINGS, INC.

CIRCLE GROUP HOLDINGS, INC. REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Company Expands Infrastructure to Support Increase of Sales for Z-Trim Wednesday May 12, 4:32 pm ET

MUNDELEIN, Ill., May 12 /PRNewswire-FirstCall/ -- Circle Group Holdings, Inc. (Amex: CXN - News) a pioneer of emerging technology companies, announced today its financial results for the first quarter ended March 31, 2004. Revenues for the quarter of $123,804 were 41% lower than the $211,570 fourth quarter 2003 results and 38% lower than the $200,267 from the same quarter a year earlier. The Company reported a net loss for the first quarter 2004 of $1,648,259 or $0.05 per share, versus the net loss of $265,181 or $0.01 per share for the first quarter of 2003. The first quarter loss increased from the prior year as a result of higher costs related to the expansion of the Company's production facilities due to increased demand for Z-Trim.

Total assets increased to $4,428,572 at March 31, 2004 from $2,814,016 on December 31, 2003 as a result of additional funds raised from equity transactions and the build out of the FiberGel manufacturing facility. Total operating expenses increased by $1,279,418 or approximately 449% to $1,564,241 for the three months ended March 31, 2004 from $284,823 for the same period in 2003. Net cash used by operating activities increased by 533% to $827,105 for the three months ended March 31, 2004 as compared to $130,606 for the same period in 2003.

"We continue to ramp up our investment in Z-Trim(TM) and Z-Bind(TM) production and technology development to meet the growing market demand that we are experiencing," said Gregory J. Halpern -- Chairman, CEO & President of Circle Group Holdings. "The first quarter yielded many important developments and I believe that we have well positioned Z-Trim to become a major force in the war on obesity. RECENT COMPANY HIGHLIGHTS:

* Circle Group Tops Bloomberg's List of Illinois Companies http://www.crgq.com/press/01_06_2004.html
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* FiberGel Technologies Signs Agreement With Nestle
http://www.crgq.com/press/01_15_2004.html
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* Circle Group Names Cory Everson As Its National Spokesperson
http://www.crgq.com/press/01_28_2004.html
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* Z-Trim Receives Outstanding Consumer Feedback
http://www.crgq.com/press/02_09_2004.html
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* Circle Group Expands Z-Trim Line Due to Strong Demand
http://www.crgq.com/press/02_20_2004.html
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* Successful Testing of Z-Bind Plywood Adhesive Extender
http://www.crgq.com/press/02_23_2004.html
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* Circle Group Signs Deal With National Express and BCI-7
http://www.crgq.com/press/03_04_2004.html
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* Circle Group Leases Facility for Increased Z-Trim Production
http://www.crgq.com/press/03_24_2004.html
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* American Stock Exchange Lists Circle Group Holdings
http://www.crgq.com/press/03_31_2004.html
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* Independent "Taste Tests" recognize benefits of Z-Trim
http://www.crgq.com/press/04_26_2004.html
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About FiberGel Technologies

FiberGel owns the worldwide rights to Z-Trim for all fields of use, which was invented over many years by Outstanding Senior Research Scientist Dr. George Inglett http://www.thesoydailyclub.com/Research/ars2132002.asp at the United States Department of Agriculture (USDA). Z-Trim is a patented revolutionary all-natural, zero calorie fat replacement that reduces calories and increases healthy insoluble fiber in a variety of products, including cheese, baked goods, processed meats, dressings, confectionery and a wide range of other prepared foods. It has been well received by consumers and major domestic and foreign food manufacturers as a vital mainstream ingredient for making healthier foods with fewer calories that don't sacrifice taste or texture. For more information about FiberGel Technologies, visit http://ztrim.com




About Z-Amaize Technologies, Inc.

Z-Amaize is a wholly owned subsidiary of Circle Group Holdings created to market its line of Z-Bind industrial adhesive products for the plywood manufacturing industry. Z-Bind is an adhesive extending component that emerged from research performed by its FiberGel Technologies product development group. Z-Bind products represent an affordable alternative to plywood manufacturers seeking superior and environmentally friendlier adhesives. For more information about Z-Bind, visit http://www.crgq.com/zbind

About Circle Group Holdings, Inc.

Circle Group Holdings, Inc. (AMEX: CXN http://crgq.com), is a pioneer of emerging technology companies. The Company provides small business infrastructure, funding and substantial intellectual capital to bring important and timely life-changing technologies to market through all early phases of the commercialization process. All Company press releases are available at www.crgq.com/HTML/breakingNews.html

Forward-Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," or "expects," and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. Reference is made to the Company's filings with the Securities and Exchange Commission for a more complete discussion of such risks and uncertainties.

  Contact: Steve Cohen
  Voice:   847-549-6002
  Email:   ir@crgq.com